                                                                       EXHIBIT C
                                                                  Conformed Copy

                              PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is entered into, as of July 28, 2000, by and between VC Limited, a company organized and existing under the laws of British Virgin Islands (the "Seller"), and Telenor East Invest AS, a company organized and existing under the laws of Norway (the "Purchaser" and, together with the Seller, collectively, the "Parties"). The Parties hereby agree as follows:

1.   Subject of the Agreement
     ------------------------

(a) The Seller hereby agrees to sell, and the Purchaser hereby agrees to purchase, 2,400,532 (two million four hundred thousand five hundred and thirty-two) American Depositary Shares of Open Joint Stock Company "Vimpel-Communications" ("VimpelCom"), each representing three-quarters (3/4) of one (1) share of VimpelCom common stock, par value 0.005 Rubles per share (the "ADSs"), at the price of US $215/8 per one ADS, and for the total price of US$51,911,504.50.

(b) The payment of the aggregate price of US$51,120,017.00 for 2,363,931.42 ADSs (the "Initial ADSs") shall be made using the proceeds from the repayment of the principal of, interest on, and fees relating to, the loans under the Working Capital Bridge Facility, dated as of June 23, 2000, between VimpelCom, as the borrower, and the Purchaser, as the lender (the "Telenor Loan Agreement"), in the manner set forth in the Intraday Overdraft Facility Agreement #1 between Citibank T/O and VimpelCom, dated July 20, 2000.

(c) The payment of the aggregate price of US$791,487.50 for 36,600.58 ADSs (the "Additional ADSs") shall be made in accordance with Section 2.06(a)(ii)(C) of the Primary Agreement, except that the wire instruction contemplated thereby will be with respect to that part of the Purchase Price relating to the Additional ADSs.

2.   Obligations of the Parties and Incorporation of the Primary Agreement by
     ------------------------------------------------------------------------
     Reference
     ---------

Other than as set forth herein, the purchase of the ADSs, the payment for the ADSs and the transfer of title to the ADSs shall be made according to the terms set forth in the Primary Agreement (Financing Vehicles), dated as of June 23, 2000, between the Seller, VimpelCom Finance B.V., VimpelCom B.V. and the Purchaser (the "Primary Agreement"). The Primary Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement as if all the provisions thereof, including, among others, the provisions relating to the transfer of title to the ADSs and all other substantial terms, were stated in full herein, except that:

(a) Section 2.01 of the Primary Agreement shall not be included herein by reference;

(b) other than as specifically set forth herein, the terms of the Primary Agreement shall apply to the purchase of the Additional ADSs, mutatis mutandis, as if both the Initial ADSs and the Additional ADSs were included in the definition of the "Option Shares," and all related definitions;

(c) to the extent Sections 1, 2, 3, 4 or 5 hereof are inconsistent with the terms of the Primary Agreement, they shall supersede the terms of the Primary Agreement;

(d) the Intraday Overdraft Facility Agreement #2 between Citibank T/O and VimpelCom, dated July 20, 2000, shall be considered the "Citibank Guarantee" for the purposes of the Primary Agreement and for the purposes hereof; and

(e) clauses (b) and (c) of Section 5.06 of the Primary Agreement shall be amended and restated as set forth in Section 3 hereof.

3.   Modifications to Section 5.06 of the Primary Agreement
     ------------------------------------------------------

For the purposes of this Agreement, clauses (b) and (c) of Section 5.06 of the Primary Agreement shall be amended and restated in their entirety to read as follows:

      "(b) If the FCSM shall have failed to register the report on the results of the issuance of the New Shares underlying the ADSs purchased hereunder (the "Placement Report"), the Seller shall use its best efforts to cure any defect in such Placement Report within the time allotted for such cure under applicable law.

      (c) If within sixty (60) days after the closing of the transactions contemplated by the Primary Agreement:

              (i) the Purchaser (x) has not received the Registration Notice and the Opinion of Counsel (each, as defined in the Blocked Account Agreement by and among Citibank T/O, the Seller, VimpelCom, VimpelCom B.V., the European Bank for Reconstruction and Development, the Purchaser and UBS AG, acting through its financial group UBS Warburg, as representative of the underwriters (the "Blocked Account Agreement")), (y) has received the Registration Notice and the Opinion of Counsel, and as evidenced by such Registration Notice and the Opinion of Counsel, less than 7,000,000 New Shares were included in the Placement Report, or (z) has received the Failed Registration Notice under, and as defined in, the Blocked Account Agreement; and (ii) (x) the Purchaser has sent a notice to Citibank T/O advising Citibank T/O of the FCSM's failure to register the Placement Report as contemplated by the Citibank Guarantee and has not received the aggregate amount paid by the Purchaser to the Seller for the Initial ADSs and any other amounts payable to the Purchaser in accordance with the Citibank Guarantee (the "Initial ADS Proceeds") or the Citibank Guarantee has been cancelled prior to the sending of such notice, and/or (y) neither the Purchaser nor the Primary Agreement ADS Depositary (as defined in the Blocked Account Agreement) has received the aggregate amount paid by the Purchaser to the Seller for the Additional ADSs and any other amounts payable to the Purchaser or the Primary Agreement ADS Depositary in accordance with the Blocked Account Agreement (the "Additional ADS Proceeds"),

       then, within five (5) Business Days after the Purchaser has notified the Seller that it has not received the Initial ADS Proceeds or the Additional ADS Proceeds, as the case may be, or any part thereof, the Seller shall reimburse to an account of the Purchaser notified to the Seller by the Purchaser the Initial ADS Proceeds or the Additional ADS Proceeds, or the unpaid part thereof, as the case may be. Such payment shall be made in US Dollars, in immediately available funds, and without any setoff, withholding or deduction. Notwithstanding anything to the contrary in this Agreement, the Seller's obligation to make such payment to the Purchaser shall be absolute and unconditional and shall rank pari passu with the other general unsecured senior obligations of the Seller."

4.     Representations and Warranties of the Seller
       --------------------------------------------

The Seller hereby represents and warrants to the Purchaser as of the date hereof that the representations and warranties of the Seller set forth in Article III of the Primary Agreement are true and correct on and as of the date hereof.

5.     Closing
       -------

The parties hereto agree that the Closing will take place as specified in
Section 2.06(a)(ii)(C) of the Primary Agreement, except as provided in Section 1 hereof.

6.     Governing Law
       -------------

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

7.     Arbitration
       -----------

Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration as provided for in Section 10.10 of the Primary Agreement.

8.     Counterparts
       ------------

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.     Term
       ----

This Agreement shall be effective from the day of its execution by the Parties and shall continue in full force and effect until the Parties have performed their respective obligations.

                    Remainder of page intentionally blank.

IN WITNESS WHEREOF, this Purchase Agreement has been duly executed and delivered by each Party as of the date first above written.

TELENOR EAST INVEST AS                           VC LIMITED

By /s/ Henrik Torgersen                          By /s/ Georgy Silvestrov
   --------------------                             ---------------------
   Henrik Torgersen                                 Georgy Silvestrov
   Attorney-in-Fact                                 Authorized Signatory